Exhibit 2.1
Dated
February 28, 2010
Share purchase agreement
between
Sajid Ghani and others
and
PRGX UK Ltd

Contents

Clause
1. Interpretation	1
2. Sale and Purchase and Waiver of Pre-emption rights	11
3. Purchase Price	11
4. Completion	12
5. Determination of Initial Consideration	13
6. Warranties	14
7. Liability and Limitations on Claims	16
8. Rights of Set-off	20
9. conditions for payment of the purchase price	22
10. Indemnities	23
11. Restrictions on Sellers and Michael McVicar	25
12. Tax Covenant	27
13. Confidentiality and Announcements	28
14. Further Assurance	29
15. Assignment	29
16. Whole Agreement	29
17. Variation and Waiver	30
18. Costs	30
19. Notice	30
20. Interest on Late Payment	32
21. Severance	33
22. Agreement Survives Completion	33
23. Third Party Rights	33
24. Successors	33
25. Counterparts	33
26. Language	33
27. Governing Law and Jurisdiction	34

Schedule

Schedule 1 Particulars of Sellers	34

Schedule 2 Particulars of the Company	36

Schedule 3 Completion	38

Part 1. What the Sellers shall deliver to the Buyer at Completion	38

Part 2. Matters for the board meetings at Completion	39

Schedule 4 Earn-Out	41

Part 1. Calculation of Earn-Out Consideration	41

Part 2. Payment of Earn-Out Consideration	46

Part 3. Earn-Out Protections	49

Schedule 5 Warranties	50

Part 1. General warranties	50
1. Power to sell the company	50
2. Shares in the company	50
3. Constitutional and corporate documents	51
4. Information	52
5. Compliance with laws	52
6. Licences and consents	53
7. Insurance	53
8. Power of attorney	54
9. Disputes and investigations	54
10. Defective products and services	54
11. Customers and suppliers	55
12. Competition	55
13. Contracts	56
14. Transactions with warrantors	57
15. Finance and guarantees	57
16. Insolvency	59
17. Assets	60
18. Condition of plant and equipment and stock in trade	60
19. Environment and health and safety	60
20. Intellectual property	62
21. Information technology	64
22. Data protection	66
23. Employment	68
24. Property	72
25. Accounts	76
26. Financial and other records	77
27. Changes since accounts date	78
28. Effect of sale	78
29. Retirement benefits	79

Part 2. Tax warranties	79
1. General	79
2. Chargeable gains	83
3. Capital losses	85
4. Capital allowances	85
5. Distributions and other payments	86
6. Loan relationships	87
7. Close companies	88
8. Group relief	88
9. Intangible assets	89

10. Company residence, treasury consents and overseas interests	89
11. Anti-avoidance	91
12. Inheritance tax	93
13. Value Added Tax	93
14. Premiums and sale and lease back of land	95
15. Employees and pensions	95
16. Stamp duty, stamp duty land tax and stamp duty reserve tax	96
17. Tax sharing	97
18. Construction industry sub-contractors’ scheme	97
19. Research and Development Relief	97

Schedule 6 Tax Covenant	98
1. Interpretation	98
2. Covenant	101
3. Limitation of liability under tax covenant	102
4. Payment date and interest	103
5. Exclusions	104
6. Recovery from third parties	105
7. Corporation tax returns	106
8. Conduct of tax claims	107
9. Grossing up	109
10. Costs and expenses	110
11. Over-provisions, refunds and savings	110
12. Buyer’s covenant	111

Schedule 7 Completion accounts	113

Part 1. General	113
1. Preparation of completion accounts	113
2. Basis of computation	113

Part 2. Accounting policies	115

Schedule 8 Intellectual Property Rights	116

Part 1. Registered Intellectual Property Rights	116

Part 2. Material unregistered Intellectual Property Rights	117

Part 3. Intellectual Property Rights licensed from third parties	119

Part 4. Intellectual Property Rights licensed to third parties	120

Schedule 9 Information technology	122

Part 1. Particulars of IT system	122

Part 2. Particulars of IT contracts	127

Schedule 10 Particulars of the Property	129

THIS AGREEMENT is dated February 28, 2010
Parties
(1)	The several persons whose names and addresses are set out in Schedule 1 (Particulars of Sellers) (the “Sellers”).

(2)	PRGX UK LTD a private company limited by shares incorporated and registered in England and Wales with company number 01478123 whose registered office is at First Floor, 731 Capability Green, Luton, Bedfordshire LU1 3LU (the “Buyer”).

(3)	MICHAEL MCVICAR of Oaklands, High Street, Whixley, Yorkshire YO26 8AW (“Michael McVicar”).
Background
(A)	The Company has an issued share capital of £950 divided into 304 A Shares and 646 B shares.

(B)	Further particulars of the Company at the date of this agreement are set out in Schedule 2 (Particulars of the Company).

(C)	The Sellers are the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares set out opposite their respective names in Schedule 1 (Particulars of Sellers) comprising in aggregate the whole of the issued share capital of the Company.

(D)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.
Agreed terms
1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

1.2	In this agreement following expressions shall have the following meanings:

“Accounts”	the financial statements of the Company as at and to the Accounts Date consisting of the balance sheet, profit and loss account together with the notes thereon, the cash flow statement and Directors’ reports (copies of which are included in the Disclosure Bundle);

“Accounts Date”	31 December 2008;

“A Shares”	the 304 A ordinary shares of £1 each in the capital of the Company registered in the names of, or beneficially owned by, those persons whose names are set out in Schedule 1 (Particulars of Sellers);

“B Shares”	the 646 B ordinary shares of £1 each in the capital of the Company registered in the names of, or beneficially owned by, those persons whose names are set out in Schedule 1 (Particulars of Sellers);

“Business”	the business of the Company, namely the provision of recovery audit services, fraud prevention software and services and spend analytics software and services, as carried on immediately prior to Completion;

“Business Day”	a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business;

“Buyer’s Accountants”	BDO LLP of 55 Baker Street, London W1U 7EU;

“Buyer’s Solicitors”	McGuireWoods London LLP, Imperial House, 15-19 Kingsway, London WC2B 6UN;

“CAA 2001”	the Capital Allowances Act 2001;

“Claim”	a claim for breach of any of the Warranties; a Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same or similar event or relate to the same or similar subject matter;

“Companies Acts”	the Companies Act 1985 and the Companies Act 2006;

“Company”	Etesius Limited, a private company limited by shares incorporated and registered in England and Wales with company number 04715093 whose registered office is at One London Wall, London EC2Y 5AB, further details of which are set out in Schedule 2 (Particulars of the Company);

“Company Intellectual Property Rights”	Intellectual Property Rights owned, used or held for use by the Company;

“Competition Law”	the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers;

“Completion”	completion of the sale and purchase of the Sale Shares in accordance with clause 4 of this agreement;

“Completion Accounts”	the partial balance sheet of the Company, as at the Completion Date stating the amount of the Completion Net Assets and the Completion Net Debt prepared in accordance with and subject to the provisions of Schedule 7 (Completion Accounts);

“Completion Date”	the date of this agreement;

“Completion Net Assets”	(a)	the current assets; less

	(b)	the current liabilities and all liabilities for taxation of the Company at Completion, excluding cash at bank and including any amounts owing to Paradigm or any Seller or Warrantor and also including 50% of fees plus VAT due by the Company to Aon Limited and Chartis Insurance UK Limited, all as calculated in accordance with Schedule 7 (Completion Accounts);

“Completion Net Debt”	bank debt of the Company less cash at bank each at Completion determined in accordance with Schedule 7 (Completion Accounts);

“Completion Payment”	the amount to be paid at Completion in respect of the Initial Consideration pursuant to clause 4.3(a) (Completion);

“Completion Period”	the period commencing on the day after the Accounts Date up to and including the Completion Date;

“Connected”	in relation to a person, has the meaning contained in section 839 of the ICTA 1988;

“Control”	in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate;

(b)	or by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it;

“Deed of Termination”	the deed of termination in agreed form between the Buyer and Paradigm with respect to the termination of the Consultancy Agreement between the Company and Paradigm dated 15 September 2006;

“Deferred Consideration”	the sum of $1,200,000 being aggregate of the First Deferred Payment, the Second Deferred Payment, the Third Deferred Payment and the Fourth Deferred Payment constituting (to the extent paid) part of the Purchase Price and being payable in accordance with clause 3.1(b) (Purchase Price);

“Determined Claim”	is a claim under this agreement or any document entered into pursuant to this agreement in respect of which liability is admitted by the party against whom such claim is brought or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication or the parties were prevented by the passage of time or otherwise from making an appeal;

“Director”	each person who is a director, de facto director or shadow director of the Company;

“Disclosed”	fairly disclosed (with sufficient explanation and detail to identify the nature and scope of the matter disclosed) in the Disclosure Letter;

“Disclosure Bundle”	the bundle of documents agreed by parties and attached to the Disclosure Letter;

“Disclosure Letter”	the letter from the Sellers to the Buyer with the same date as this agreement and described as the disclosure letter;

“Discrimination Acts”	the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003 and the Employment Equality (Age) Regulations 2006;

“Draft Completion Accounts”	a draft of the Completion Accounts prepared in accordance with the requirements of Schedule 7 (Completion Accounts);

“Earn-Out Consideration”	those sums constituting (to the extent paid) part of the Purchase Price calculated in respect of each of Year 1 to Year 4 in accordance with Schedule 4 (Earn-Out) and payable in accordance with clause 3 (Purchase Price);

“Earn-Out End Date”	the date on which the last payment of any Earn-Out Consideration shall be made or due to be made following the end of the Earn-Out Period.

“Earn-Out Period”	the period from Completion to the end of Year 4 or if earlier to such date as the last Seller to be entitled to Earn-Out Consideration, ceases to be so entitled;

“EBITDA”	has the meaning given in Part 1 (Calculation of Earn-Out Consideration) of Schedule 4 (Earn-Out);

“Encumbrance”	any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement;

“Event”	has the meaning given in Schedule 6 (Tax Covenant);

“Expert”	a person appointed in accordance with paragraph 5 of Part 2 of Schedule 4 (Earn-Out) to resolve any dispute arising in the preparation of the Earn-Out Accounts or the calculation of the Earn-Out Consideration or to resolve any dispute arising in the preparation of the Completion Accounts;

“First Deferred Payment”	the sum of $100,000 constituting part of the Deferred Consideration and being payable pursuant to 3.1(b)(i) (Purchase Price);

“Fourth Deferred Payment”	the sum of $700,000 constituting part of the Deferred Consideration and being payable pursuant to 3.1(b)(iv) (Purchase Price);

“FSMA”	the Financial Services and Markets Act 2000;

“Group”	in relation to a company (wherever incorporated) that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a group is a member of the group;

unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time;

“HSBC Amount”	£218,630.06;

“ICTA 1988”	the Income and Corporation Taxes Act 1988;

“IHTA 1984”	the Inheritance Tax Act 1984;

“Initial Consideration”	that part of the Consideration payable at or around Completion and determined in accordance with clause 5 (Determination of Initial Consideration) and Schedule 7 (Completion Accounts);

“Intellectual Property Rights”	has the meaning given in paragraph 20.1 (Intellectual Property) of Part 1 of Schedule 5 (Warranties);

“Indemnities”	the indemnities in clause 10 (Indemnities);

“IT System”	all computer hardware (including network and telecommunications equipment) and software (including associated source code preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by the Company or used in the Business;

“Loan Notes”	the loan notes of an aggregate principal amount equal to the aggregate amount of the Deferred Consideration and the Earn-Out Consideration to be issued from time to time by the Buyer to the Management Sellers in satisfaction of part of the Purchase Price;

“Loan Note Instrument”	the loan note instruments in the agreed form constituting the Loan Notes;

“Losses”	all liabilities, costs, expenses, damages and losses (including all interest, penalties and legal and other professional costs and expenses incurred);

“Management Accounts”	the unaudited balance sheet and the unaudited profit and loss account of the Company (including any notes thereon) for each of: (i) the 12 monthly periods from 1 January 2009 to 31 December 2009 and (ii) the period of one month to 31 January 2010 (a copy of each of which is included in the Disclosure Bundle);

“Management Sellers” or “Management Warrantors”	Sajid Ghani, Mathew Harrowing and Andrew Mitchell;

“Management Sellers’ Representative”	has the meaning given in clause 19.2 (Notice);

“Material Contract”	an agreement or arrangement to which the Company is a party or is bound by and which is of material importance to the business, profits, prospects or assets of the Company;

“Payment Date”	a day on which any payment in respect of the Consideration falls to be made either by way of the issue of Loan Notes or the making of a cash payment (whether under the Loan Notes or otherwise);

“Paradigm”	Paradigm Global Ventures LLP, a limited liability partnership existing under the laws of England and Wales under registered number OC318886 and having its registered office at One London Wall, London EC2Y 5AB;

“Paradigm Sellers”	Clifford Herbertson and Alison McVicar;

“Paradigm Sellers’ Representative”	has the meaning given in clause 19.3 (Notice);

“Paradigm Warrantors”	Michael McVicar and Clifford Herbertson;

“Previously-owned Land and Buildings”	has the meaning given in paragraph 24.1 (Property) of Part 1 of Schedule 5 (Warranties);

“Property”	has the meaning given in paragraph 24.1 (Property) of Part 1 of Schedule 5 (Warranties);

“Purchase Price”	the purchase price for the Sale Shares to be paid by

the Buyer to the Sellers in accordance with clause 3 (Purchase Price);

“Relevant Revenues”	has the meaning given to it in Part 1 (Calculation of Earn-Out Consideration) of Schedule 4 (Earn-Out);

“Sale Shares”	the A Shares and the B Shares;

“Second Deferred Payment”	the sum of $100,000 constituting part of the Deferred Consideration and being payable pursuant to 3.1(b)(ii) (Purchase Price);

“Sellers’ Accountants”	Bird Luckin, Aquila House, Waterloo Lane, Chelmsford CM1 1BN;

“Sellers’ Solicitors”	Maclay Murray & Spens LLP, 151 Vincent Street, Glasgow G2 5NJ;

“Service Agreements”	the employment agreements in agreed form to be entered into between: (a) Sajid Ghani and the Buyer; (b) Mathew Harrowing and the Buyer; and (c) Andrew Mitchell and the Buyer;

“Subsidiary”	in relation to a company wherever incorporated (a holding company) means a “subsidiary” as defined in section 1159 of the Companies Act 2006 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company;

unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time;

“Substantiated Claim”	a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal;

“Tax or Taxation”	has the meaning given in Schedule 6 (Tax Covenant);

“Tax Covenant”	the tax covenant as set out in Schedule 6 (Tax Covenant);

“Tax Claim”	has the meaning given in Schedule 6 (Tax Covenant);

“Tax Warranties”	the Warranties in Part 2 of Schedule 5 (Warranties);

“Taxation Authority”	has the meaning given in Schedule 6 (Tax Covenant);

“Taxation Statute”	has the meaning given in Schedule 6 (Tax Covenant);

“TCGA 1992”	the Taxation of Chargeable Gains Act 1992;

“Third Deferred Payment”	the sum of $300,000 constituting part of the Deferred Consideration and being payable pursuant to 3.1(b)(iii) (Purchase Price);

“TMA 1970”	the Taxes Management Act 1970;

“Transaction”	the transaction contemplated by this agreement or any part of that transaction;

“US GAAP”	generally accepted accounting principles applied in the US;

“UK GAAP”	generally accepted accounting principles applied in the UK, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board, in each case as in force at date of this agreement;

“VATA 1994”	the Value Added Tax Act 1994;

“Warranties”	the warranties in clause 6 (Warranties) and Schedule 5 (Warranties);

“Warrantors”	the Management Warrantors and the Paradigm Warrantors;

“Withheld Amount”	has the meaning given in clause 8.1(b) (Rights of Set-Off);

“Year 1”	the period of 12 months commencing on 1 January 2010 and ending on 31 December 2010;

“Year 2”	the period of 12 months commencing on 1 January 2011 and ending on 31 December 2011;

“Year 3”	the period of 12 months commencing on 1 January 2012 and ending on 31 December 2012;

“Year 4”	the period of 12 months commencing on 1 January 2013 and ending on 31 December 2013; and

“Year”	means any of Year 1, Year 2, Year 3 or Year 4.

1.3	Clause and schedule headings do not affect the interpretation of this agreement.

1.4	A person includes a corporate or unincorporated body.

1.5	Words in the singular include the plural and in the plural include the singular.

1.6	A reference to one gender includes a reference to the other gender.

1.7	A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.8	Writing or written includes faxes but not e-mail.

1.9	Documents in agreed form are documents in the form agreed by the parties or on their behalf and executed or initialled by them or on their behalf for identification, including, inter alia:
(a)	the Disclosure Letter;

(b)	Service Agreements;

(c)	Loan Note Instrument;

(d)	Deed of Termination.
1.10	References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.11	Unless otherwise expressly provided, the obligations and liabilities of the Sellers and/or the Warrantors under this agreement are joint and several.

1.12	Reference to this agreement include this agreement as amended or varied in accordance with its terms.

1.13	Unless otherwise expressly provided where it is necessary or desirable in order to apply any provision of this agreement to convert sums expressed or calculated in sterling into dollars the exchange rate applicable shall be the midmarket rate at close of business on the Completion Date as published by Bloomberg.com.

2.	Sale and Purchase and Waiver of Pre-emption rights

2.1	On the terms of this agreement, the Sellers shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances (whether known or unknown or discoverable or undiscoverable) and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after 22 October 2009.

2.2	Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on him under the articles of association of the Company or otherwise and shall procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this agreement.

2.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	Purchase Price

3.1	The Purchase Price for the Sale Shares is:
(a)	the Initial Consideration to be satisfied in accordance with clause 4.3(a) (Completion) and clause 5 (Determination of Initial Consideration) and Schedule 7 (Completion Accounts); and

(b)	subject to clause 9 (Conditions for the Payment of the Purchase Price), the Deferred Consideration, to be satisfied by the issue of Loan Notes by the Buyer to Mathew Harrowing and by the payment of cash to Andrew Mitchell and Sajid Ghani:
(i)	as to the First Deferred Payment, on the first anniversary of the Completion Date; and

(ii)	as to the Second Deferred Payment, on the second anniversary of the Completion Date; and

(iii)	as to the Third Deferred Payment, on the third anniversary of the Completion Date; and

(iv)	as to the Fourth Deferred Payment, on the fourth anniversary of the Completion Date; and
(c)	subject to clause 9 (Conditions for the Payment of the Purchase Price), the Earn-Out Consideration to be satisfied by the issue of Loan Notes by the Buyer to the Sellers in accordance with Schedule 4 (Earn-Out).

3.2	The Purchase Price shall be due to the Sellers in the amounts or the proportions (as the case may be) set out opposite the Sellers’ respective names in Schedule 1 (Particulars of Sellers).

3.3	The procedure and other terms relating to the Earn-Out Consideration are set out in Schedule 4 (Earn-Out).

3.4	The Purchase Price shall be reduced by the amount of any payment made to the Buyer:
(a)	for a breach of any Warranty; or

(b)	under clause 10 (Indemnities); or

(c)	under the Tax Covenant.
3.5	The Buyer undertakes to the Management Sellers that, except with the prior written consent of Management Sellers (not be unreasonably withheld or delayed), the Buyer shall not, during the period commencing on Completion and ending on the Earn-Out End Date (other than disposals, sales or transfers to the Buyer or any subsidiary of the Buyer):
(a)	sell or transfer (or allow any subsidiary to sell or transfer) any fixed asset for a consideration of, or having a book value or market value of, more than £500,000 whether by way of a single transaction or a series of transactions; or

(b)	sell or otherwise dispose of its entire assets or undertaking or any substantial part thereof;

(c)	sell, transfer or otherwise dispose of the shares in the capital of the Company or any interest therein while the Company is the beneficial owner of any material assets of the Business.
without first providing a bank guarantee (reasonably acceptable to the Management Sellers) or a guarantee from the ultimate holding company of the Buyer for the whole amount of the Deferred Consideration and potential Earn-Out Consideration, failing which the full amount of any outstanding Deferred Consideration and any ascertained Earn-Out Consideration shall become immediately due and payable.
4.	Completion

4.1	Completion shall take place on the Completion Date:
(a)	at the offices of the Buyer’s Solicitors; or

(b)	at any other place or time as agreed in writing by the Sellers and the Buyer.

4.2	At Completion the Sellers shall:
(a)	deliver or cause to be delivered the documents and evidence set out in Part 1 (What the Sellers shall deliver to the Buyer at Completion) of Schedule 3 (Completion); and

(b)	procure that a board meeting of the Company is held at which the matters identified in Part 2 (Matters for the board meetings at Completion) of Schedule 3 (Completion) are carried out.
4.3	At Completion the Buyer shall:
(a)	pay $2,800,000 on account of the Initial Consideration together with £57,010 on account of the amounts owed by the Company to Paradigm, Paradigm Sellers or Management as at the Completion Date by CHAPS transfer to the Sellers’ Solicitors (who are irrevocably authorised by the Sellers to receive the same and such transfer shall be a complete discharge to the Buyer which shall not be obliged to enquire as to the distribution of the same) and otherwise in accordance with clause 3 (Purchase Price);

(b)	pay to HSBC the HSBC Amount;

(c)	deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, the Loan Note Instrument and any other documents referred to in this agreement as being required to be delivered by it; and

(d)	deliver the Loan Note Instrument duly executed together with duly executed counterparts of the Service Agreements, Deed of Termination and Disclosure Letter.
4.4	As soon as possible, and not later than 5 Business Days after Completion, the Sellers shall send to the Buyer (at the Buyer’s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company not required to be delivered at Completion and which are not kept at the Property.

5.	Determination of Initial Consideration

5.1	The Initial Consideration shall be $2,800,000 provided that:
(a)	where the Completion Net Assets are positive, the Initial Consideration shall be reduced by the amount, if any, by which the magnitude of the Completion Net Debt exceeds the magnitude of the Completion Net Assets by a sum greater than £100,000; and

(b)	where the Completion Net Assets are negative, the Initial Consideration shall be reduced by the amount, if any, by which the absolute value of that negative figure when aggregated with the Completion Net Debt exceeds £100,000.
5.2	Within 7 days, starting on the day after agreement or determination of the Completion Accounts and the Initial Consideration in accordance with the provisions of Schedule 7 (Completion Accounts):
(a)	if:
(i)	the Initial Consideration exceeds the amount of the Completion Payment then, subject to clause 8 (Rights of Set-Off), the Buyer shall pay an amount equal to the excess, to the Sellers in the same proportions as the respective payments to be made to each of the Sellers in respect of the Initial Consideration set out opposite the Sellers’ respective names in Schedule 1 (Particulars of Sellers); or

(ii)	the amount of the Completion Payment exceeds the amount of the Initial Consideration the Sellers shall repay to the Buyer the amount of the excess; and
(b)	the balance of any amounts owed as at the Completion Date from the Company to Paradigm Sellers or Management will be paid (or set off in whole or in part against any amount payable under paragraph (b) above).
5.3	Any payment or repayment to be made under clause 5.2 (Determination of Initial Consideration) shall be made:
(a)	if to the Sellers, in the same manner as payments made under clause 4.3(a) (Completion); and

(b)	if to the Buyer, by CHAPS transfer to an account notified by the Buyer to the Sellers and if not paid in accordance with the provision of clause 5.2 (Determination of Initial Consideration) may be set-off by the Buyer against any payments falling due to the Sellers under this agreement.
6.	Warranties

6.1	The Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.

6.2	The Management Warrantors, warrant to the Buyer that each Warranty is true, accurate and not misleading on the date of this agreement.

6.3	Subject to clause 6.5 (Warranties) but notwithstanding any other provision of this agreement, the Paradigm Warrantors warrant to the Buyer that so far as the Paradigm

Warrantors are aware each Warranty is true, accurate and not misleading on the date of this agreement.
6.4	Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or is untrue or misleading, the Warrantors liable for such breach shall pay to the Buyer in respect of a Substantiated Claim:
(a)	the amount necessary to put the Buyer or the Company into the position it would have been in if the Warranty had not been breached or had not been untrue or misleading; and

(b)	all Losses incurred by the Buyer or the Company as a result of such breach or of the Warranty being untrue or misleading (including a reasonable amount in respect of management time).
A payment made in accordance with the provisions of this clause 6.4 (Warranties) shall include any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation, except to the extent the payment was subject to such Taxation because the Buyer assigned the benefit of this agreement to another party, directed that payment be made otherwise than to the Buyer, or was not resident in the United Kingdom for Tax purposes.
6.5	Warranties qualified by the expression so far as the Warrantors are aware or any similar expression:
(a)	in the case of the Management Warrantors, are deemed to include an additional Warranty to the effect the Management Warrantors have made reasonable enquiries of each other and of Andrew Lightfoot, Carol O’Brien, Grant Watling and Ian Kirkaldy into the subject matter of such Warranty;

(b)	in the case of the Paradigm Warrantors, means the actual awareness of the Paradigm Warrantors having made reasonable enquiries of the Management Sellers into the subject matter of such Warranty.
6.6	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

6.7	With the exception (and to the extent expressly provided herein) of the matters Disclosed, no information of which the Buyer and/or its agents and/or advisers has knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Buyer or made on its behalf) shall prejudice or prevent any Claim or reduce any amount recoverable thereunder.

6.8	The Warrantors agree that any information supplied by the Company or by or on behalf of any of the employees, directors, agents or officers of the Company to the Warrantors or their advisers in connection with the Warranties, the information Disclosed in the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Warrantors, and the Warrantors hereby undertake to the Buyer and to the Company and each Officer that they waive any and all claims which they might otherwise have against any of them in respect of such claims.

7.	Liability and Limitations on Claims

7.1	The liability of the Warrantors for all Substantiated Claims and claims under the Tax Covenant when taken together shall not exceed the Purchase Price previously paid or payable in the future to the Sellers, provided that to the extent that such liability exceeds the amount of the Purchase Price already paid to the Sellers at the date such liability is due to be settled the excess shall only be recoverable when and to the extent that further amounts of the Purchase Price subsequently fall due for payment.

7.2	No Warrantor shall be required to make payments for Substantiated Claims and claims under the Tax Covenant in an amount in excess of the amount of the Purchase Price paid or due to that Warrantor (or in the case of Michael McVicar due to Alison McVicar), provided that where such liability exceeds the amount of the Purchase Price already paid to that Warrantor (or in the case of Michael McVicar, by or to Alison McVicar) at the date such liability is due to be settled the excess shall only be recoverable when and to the extent that further amounts of the Purchase Price subsequently fall due for payment to that Warrantor.

7.3	The Warrantors shall not be liable for a Claim unless:
(a)	the amount of a Substantiated Claim, or of a series of connected Substantiated Claims of which that Substantiated Claim is one, exceeds $3,000; and

(b)	the amount of all Substantiated Claims that are not excluded under clause 7.3(a) (Liability and Limitations on Claims) when taken together, exceeds $75,000 in which case the whole amount (and not just the amount by which the limit in this clause 7.3(b) (Liability and Limitations on Claims) is exceeded) is recoverable by the Buyer.
7.4	The Warrantors are not liable for a Claim to the extent that the liability or loss or other matter (and the monetary consequences thereof) giving rise to the Claim was Disclosed and the Warranties are deemed qualified to such extent.

7.5	The Warrantors are not liable for a Claim unless the Buyer has given the relevant Warrantors notice in writing of the Claim, within the period of 30 months beginning with the Completion Date in respect of Claims other than Tax Claims and within the period of 6 years beginning with the Completion Date in respect of Tax Claims.
7.6	The Buyer shall together with the notice given under clause 7.5 (Liability and Limitations on Claims) send to the relevant Warrantors a summary of the nature of the Claim and the then anticipated amount (which anticipated amount shall not be binding on the Buyer) of the Claim or state in the notice the fact that the amount of the Claim is uncertain.

7.7	Nothing in this clause 7 (Liability and Limitations on Claims) applies to a Claim or a claim under the Tax Covenant that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by any Warrantor.

7.8	The Warrantors shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant up to 6 years after the Completion Date.

7.9	Any Claim under the Warranties shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn, and all and any liability of the Warrantors in respect of such Claim shall be extinguished, unless proceedings in respect of such Claim have commenced within 12 months of such Claim being notified to the Warrantors.

7.10	The Warrantors’ liability in respect of any breach or non fulfilment of the Warranties other than the Tax Warranties shall be extinguished or reduced if and to the extent that:
(a)	specific provision or reserve for the matter giving rise to such breach or non-fulfilment is made in the Completion Accounts; or

(b)	the Claim would not have arisen but for, or is increased as a result of, an alteration or enactment (other than a re-enactment) of any statute, statutory instrument or regulation or other legislative or regulatory act which was announced or enacted or imposed or became effective on or after the Completion Date, whether with or without retrospective effect, or

(c)	the Claim arises as a result of, or is increased by, any changes on or after the Completion Date in UK GAAP or US GAAP; or

(d)	the Claim arises as a result of, or is increased by, any changes on or after the Completion Date in the accounting policies or practices of the Company, including, without limitation, the policies and practices in terms of which the Company values its assets, makes provisions or recognises liabilities or the length of any accounting period other than changes necessary because the relevant policy or practice adopted prior to Completion was not in accordance with UK GAAP or any UK law; or

(e)	the Claim would not have arisen but for, or is increased as a result of, any voluntary act, omission or transaction of the Buyer or the Company or any other member of the Buyer’s Group on or after Completion other than any act, omission or transaction:
(i)	in pursuance of any contractual obligation binding on the Company at Completion; or

(ii)	in the ordinary and proper course of the Buyer’s Group’s or Company’s business;
(f)	the loss in respect of which the Claim is made is reimbursed without any right of relief, set off, subrogation or deduction of excess against the Company or another member of the Buyer’s Group under a policy of third party insurance or any other similar form of insurance, (not being any policy of insurance effected to cover breaches of the Warranties) subject to the Warrantors reimbursing the Company on demand for any increase in insurance premiums (not being an amount in excess of any Warrantors’ liability set out in clause 7.2) payable as a direct result of seeking reimbursement under such policy.
7.11	Where the Buyer or any member of the Buyer’s Group is or may be entitled to recover from some other person any sum in respect of any matter or event which has given rise to a Claim which the Warrantors shall have previously satisfied in full (including all related costs and expenses), the person so entitled shall use reasonable commercial endeavours to recover that sum (subject first to being indemnified to their reasonable satisfaction against all costs and expenses (including (in respect of indemnification only) in the case of a claim under any insurance policy as to any increase in premiums which may result) which it or they may reasonably incur thereby) and the Buyer will account to the Seller for the lesser of:
(a)	the sum so received (net of any Taxation payable hereon and the proper and reasonable costs of effecting the recovery); and

(b)	the sum paid by the relevant Warrantors in satisfaction of the Claim.
7.12	The Warrantors shall not be liable in respect of any claim for any alleged breach or non-fulfilment of any of the Warranties or under the Tax Covenant to the extent that such claim arises as a result of the Buyer assigning or purporting to assign any of its rights under this agreement other than pursuant to clause 15.

7.13	If any Warrantor has paid any amount to the Buyer or a member of the Buyer’s Group in full satisfaction of any Claim or claim under the Tax Covenant (including all related proper and reasonable costs and expenses), and the Buyer or any member of the Buyer’s Group receives any payment in respect of the same matter giving rise to the Claim or the claim under the Tax Covenant from any third party (other than any insurer), then the Buyer shall pay, or shall ensure that the relevant member of the Buyer’s Group pays, to the relevant Warrantor(s) an amount equal to the lesser of:
(i)	the amount paid by the relevant Warrantor(s); and

(ii)	the amount of the payment from the third party net of any Tax payable hereon and any costs incurred in obtaining such payment.
7.14	The Warrantors shall be under no liability in respect of any breach or non fulfilment of the Warranties or under any claim under the Tax Covenant or the Indemnities if and to the extent that the loss occasioned thereby or arising out of the same set of circumstances has been recovered under any other provision of this agreement, including any of the other Warranties, the Tax Covenant or the Indemnities.

7.15	For the avoidance of doubt, nothing in this agreement shall in any way restrict or limit the general obligation at law of the Buyer and/or the Company to mitigate any loss or damage which they may respectively suffer in consequence of any breach or non-fulfilment by the Warrantors of the Warranties and the Buyer undertakes to take, and procure that the Company and each other relevant member of the Buyer’s Group takes, reasonable steps to avoid and/or mitigate their loss or damage and the Warrantors’ liability in consequence of any matter giving to a claim under the Warranties.

7.16	A Claim may be made under the Warranties in respect of a contingent liability provided that no liability under the Warranties shall arise in respect of such contingent liability until such contingent liability becomes an actual liability and provided that such Claim has been notified to the Warrantors in accordance with clause 7.5, the 12 month period referred to in clause 7.9 shall be deemed to have commenced on the date on which the said liability ceases to be contingent.

7.17	The Buyer hereby acknowledges and agrees that none of the Warrantors nor any person on their behalf makes any representation or promise or gives any warranty, assurance or undertaking to the Buyer or any member of the Buyer’s Group with respect to the matters provided for in this agreement other than as expressly set out in this agreement. The Buyer hereby further acknowledges and admits that it has not entered into this agreement (or any of the documents referred to in it or executed at Completion) in reliance on any representation, promise, warranty, assurance or undertaking, written or oral to or by whomsoever made other than the Warranties and undertakings expressly contained in this agreement.

The Buyer warrants to the Sellers and Michael McVicar that there are no facts (save as disclosed in the Disclosure Letter) within the knowledge of the Buyer at the date of this agreement in respect of which the Buyer has the current intention of making a claim under this agreement or the Tax Covenant.

7.18	If a claim is made against the Company for which or as a result of which the Warrantors may be liable under the Warranties the Buyer or the Company shall, within 21 days after concluding that the claim is of that nature, give written notice thereof to the Warrantors above and:
(a)	shall invite the Management Sellers’ Representative and/or Paradigm Sellers’ Representative (as appropriate) to give their views and (in addition to their duty to mitigate set out in clause 7.15) both the Buyer and the Company shall give due consideration to any such views before making any admission of liability, agreement, settlement or compromise in relation thereto; and

(b)	each of them shall invite the Management Sellers’ Representative and/or the Paradigm Sellers’ Representative (as appropriate) from time to time, to give their views as to action they may be contemplating to avoid, resist, appeal, compromise, defend, mitigate or otherwise deal with the claim or the liability the subject thereof and (in addition to their duty to mitigate set out in clause 7.15) both the Buyer and the Company shall give due consideration to such views.
7.19	The Warrantors’ liability in respect of any breach or non-fulfilment of the Tax Warranties shall be extinguished or reduced to the extent provided for in paragraph 4.1 of the Tax Covenant.

8.	Rights of Set-off

8.1	If the Buyer has any bona fide claim of whatever nature under this agreement or any document referred to in this agreement (a “Bona Fide Claim”) for which a Seller may be liable which on any Payment Date has not been paid or satisfied in accordance with the terms of this agreement then:
(a)	if the Bona Fide Claim is a Determined Claim then the Buyer shall be entitled to:
(i)	in the case of cash payment, deduct from any such payment under this agreement or due on redemption of Loan Notes issued to that Warrantor on that Payment Date an amount equal to; and

(ii)	in the case of payments yet to be made to that Warrantor or by the issue of Loan Notes, reduce the aggregate redemption value of the Loan Notes to be issued to that Warrantor;
in aggregate the amount (including costs forming that part of the Determined Claim) due from such Warrantor in respect of such Determined Claim and the amount of the deduction or reduction (as the case may be) will pro tanto satisfy the liability concerned;
(b)	if the Bona Fide Claim is not a Determined Claim:

(i)	the Buyer shall be entitled to withhold an amount (the “Withheld Amount”) from any cash payment due on that Payment Date to that Warrantor under this agreement or due on redemption of Loan Notes originally issued to that Warrantor until such time as the Bona Fide Claim is or becomes a Determined Claim, provided that the Buyer shall notify the Warrantor or, if different, the holder of the relevant Loan Notes in writing its estimate of the amount of such Withheld Amount accompanied by the written opinion of Counsel of not less than 7 years’ call to the effect that it has at least a 50% chance of succeeding with such claim to at least the extent of the Withheld Amount; and

(ii)	the Withheld Amount shall be the alleged amount of the Bona Fide Claim less the redemption value of any Loan Notes in issue on the Payment Date which are not due to be redeemed on such Payment Date being Loan Notes originally issued to that Warrantor;
(c)	when any Bona Fide Claim in respect of which there exists a Withheld Amount becomes a Determined Claim, then an amount equal to the liability of the relevant Warrantor (including any liability in respect of costs) shall be deemed to be set-off against and to satisfy pro tanto the original payment in respect of which it was withheld and the balance (if any) of the withheld amount shall be paid (with interest on that sum at the rate actually earned on deposit for the period beginning with the date on which the part of the Purchase Price would have otherwise been due and ending with the date the sum is paid (and the period shall continue after as well as before judgement)) within 20 Business Days provided that no other Bona Fide Claim shall then be outstanding.
8.2	For the avoidance of doubt:
(a)	nothing contained in this clause 8 (Rights of Set-Off) shall prejudice or limit the right of the Buyer to make any claim in respect of any breach of the Warranties or the Indemnities or otherwise under the provisions of this agreement; and

(b)	the par value of the notes will not be reduced by any withholding or set-off made pursuant to this clause 8 (Rights of Set-Off). Any such withholding or set-off will apply to the proceeds arising from redemption and only the balance remaining after such withholding or set-off shall be paid to the relevant Noteholder.
8.3	The provisions of this clause 8 (Rights of Set-Off) shall apply notwithstanding any provisions to the contrary in the Loan Note Instrument.

9.	conditions for payment of the purchase price

9.1	The conditions of this clause 9 shall apply to the payment of any Deferred Consideration and/or Earn-Out Consideration.

9.2	If, as at a Payment Date:
(a)	a Management Seller is no longer employed by the Company or the Buyer or a member of the Buyer’s Group as a result of dismissal (or the relevant employer has given notice to terminate the relevant employment) and the Management Seller has been guilty of gross misconduct, being conduct so serious as to justify summary dismissal because the Management Seller’s conduct materially compromised (or, in the reasonable opinion of the Buyer, if it were known by the relevant persons and if that Management Seller were to remain an employee of that company would be likely to materially compromise) the employing company’s standing (or that of any other member of the Buyer’s Group) within the business community and/or the Management Seller’s standing within the employing company or any other member of the Buyer’s Group; or

(b)	a Management Seller has resigned or given notice to resign from his employment by the Company or the Buyer or a member of the Buyer’s Group (other than in circumstances amounting to constructive dismissal where the Management Seller is not guilty of the conduct set out in paragraph (a), above); or

(c)	a Management Seller has committed a material breach of the restrictions placed on him under clause 11 (Restrictions on Sellers); or

(d)	in Sajid Ghani’s case, he fails after 6 months from the Completion Date to habitually use during the business week a place of residence within 50 miles of Central London (or as may otherwise be agreed from time to time in writing between Sajid Ghani and the Buyer); or

(e)	in Mathew Harrowing’s case, he fails to relocate to Atlanta, Georgia as and when the Buyer may reasonably require (allowing reasonable time for appropriate arrangements to be made), where:
(i)	it is possible for him to obtain permission from US immigration authorities to lawfully do so; and

(ii)	a member of the Buyer’s Group has offered to employ him under a contract on terms no less favourable than his employment contract with the Buyer and on terms comparable to those applicable to employees of the Buyer’s Group of a comparable position, such Management Seller shall have no right to payment of any of the Deferred Consideration or of Earn-Out Consideration due for payment on such Payment Date or any future Payment Date.

9.3	Where a Management Seller is not entitled to payment of any part of the Deferred Consideration or the Earn-Out Consideration as a result of the operation of clause 9.2 (Conditions for the Payment of the Purchase Price) no other Seller shall be entitled to payment of that part of such Deferred Consideration or Earn-Out Consideration to which such Management Seller would have been entitled had the provisions of such clause not applied and the Purchase Price shall be reduced pro tanto.

10.	Indemnities

10.1	The Management Warrantors and, in respect of the Indemnities in clauses 10.1 (e), (f) and (g) only, the Paradigm Warrantors, undertake to indemnify, and to keep indemnified, the Buyer from time to time against all Losses which may be suffered or incurred by the Buyer, the Company or any member of the Buyer’s Group and which arise in connection with the following matters:
(a)	any claim made by any third party that the Company Intellectual Property Rights or the use of the IT System in the way it is currently used infringe any Intellectual Property Rights of any third party;

(b)	any failure by the Company on or before Completion to obtain from any employees or contractors who are or have been involved in or have contributed to the development of any software or other intellectual property developed for the use of or otherwise at the request of the Company an effective absolute legal and equitable assignment to the Company of the Intellectual Property Rights relating to such software and intellectual property and to any materials produced in relation to such software and intellectual property;

(c)	any claim (whether contractual or statutory) arising out of the termination of the employment:
(i)	by the Company of any of the Warrantors at or as a consequence of Completion; or

(ii)	by the Buyer as a consequence of Mathew Harrowing relocating to the USA, being a claim for redundancy or unfair dismissal only due to the termination of his UK contract of employment where he has been offered employment by another Buyer Group company on terms no less favourable than his employment contract with the Buyer and on terms comparable to those applicable to employees of the Buyer’s Group of a comparable position);
(d)	the use or holding for use or future exploitation by the Company of any Company Intellectual Property Rights in respect of which the Company requires but has not obtained prior to the date of this agreement any licence, permission, consent or other agreement from any third party;

(e)	any claim made by IBM against the Company for fees paid to the Company by IBM for recovery audit work in respect of DVLA undertaken by the

Company as a subcontractor for IBM relating to the accuracy of a tax recovery item referred to in the Disclosure Letter;
(f)	any claim by employees arising from any failure prior to Completion by the Company to provide pension and health benefits in accordance with agreements made with them;

(g)	any claim within 12 months of the Completion Date for breach of the repairing covenants or for dilapidations under the Lease in so far as claims relate to the period prior to Completion and the value of which exceeds £10,000.
10.2	For the avoidance of doubt, the indemnities set out in this clause 10 (Indemnities) shall not be subject to the provisions of clause 7 (Liability and Limitations on Claims) and shall not be qualified by anything contained or referred to in the Disclosure Letter or the Disclosure Bundle. The only limitations applicable to the indemnities set out in clause 10.1 (Indemnities) shall be those set out in clause 10.3 to 10.9 (Indemnities) (inclusive).

10.3	The liability of the Management Warrantors for all claims under clause 10.1 (Indemnities) taken together shall not exceed in aggregate the Purchase Price previously paid or payable in the future to the Management Warrantors, provided that to the extent that such liability exceeds the amount of the Purchase Price already paid to the Management Warrantors at the date such liability is due to be settled the excess shall only be recoverable when and to the extent that further amounts of the Purchase Price subsequently fall due for payment.

10.4	No Management Warrantor shall be required to make payments for a claim under clause 10.1 (Indemnities) in an amount in excess of the amount of the Purchase Price paid or due to that Management Warrantor, provided that where such liability exceeds the amount of the Purchase Price already paid to that Management Warrantor at the date such liability is due to be settled the excess shall only be recoverable when and to the extent that further amounts of the Purchase Price subsequently fall due for payment to that Management Warrantor.

10.5	The Warrantors are not liable for a claim under clause 10.1 (Indemnities) unless the Buyer has given the relevant Warrantors notice in writing of that claim, within the period of 30 months beginning with the Completion Date.

10.6	The Warrantors shall not be liable in respect of any claim under this clause 10 (Indemnities) to the extent that such claim arises as a result of the Buyer assigning or purporting to assign any of its rights under this agreement other than pursuant to clause 15 (Assignment).

10.7	If any Warrantor has paid any amount to the Buyer or a member of the Buyer’s Group in full satisfaction of any claim under the Indemnities (including all related proper and reasonable costs and expenses), and the Buyer or any member of the Buyer’s Group receives any payment in respect of the same matter giving rise to the claim from any third party (other than any insurer), then the Buyer shall pay, or shall ensure that the relevant member of the Buyer’s Group pays, to the relevant Warrantor(s) an amount equal to the lesser of:
(a)	the amount paid by the relevant Warrantor(s); and

(b)	the amount of the payment from the third party net of any Tax payable hereon and any costs incurred in obtaining such payment.
10.8	A Claim may be made under the Indemnities in respect of a contingent liability provided that no liability under the Indemnities shall arise in respect of such contingent liability until such contingent liability becomes an actual liability and provided that such claim has been notified to the Warrantors in accordance with clause 10.5 (Indemnities).

10.9	Notwithstanding any other provision of this agreement, the Warrantors shall be under no liability in respect of any breach or non fulfilment of the Warranties or under any claim under the Tax Covenant or the Indemnities if and to the extent that the loss occasioned thereby or arising out of the same set of circumstances has been recovered under any other provision of this agreement, including any of the other Warranties, the Tax Covenant or the Indemnities.

10.10	Any payment made in respect of a claim under this clause 10.1 (Indemnities) shall include:
(a)	an amount in respect of all costs and expenses properly and reasonably incurred by the Buyer in relation to the bringing of the claim; and

(b)	any amount necessary to ensure that, after any Taxation of the payment, the payee is left with the same amount it would have had if the payment was not subject to Taxation, unless the payment was subject to Taxation because the Buyer assigned the benefit of this agreement to another party, directed that payment be made otherwise than to the Buyer or was not resident in the United Kingdom for Tax purposes.
11.	Restrictions on Sellers and Michael McVicar

11.1	Each of the Sellers and Michael McVicar severally covenants with the Buyer that such person shall not:
(a)	at any time during the Relevant Period and within the Relevant Territory, carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business; or

(b)	at any time during the Relevant Period, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company; or

(c)	at any time during the Relevant Period:
(i)	offer employment to, enter into a contract for the services of, or attempt to entice away from the Company or any member of the Buyer’s Group, any individual who was at the Completion Date, employed or directly or indirectly engaged in an executive or managerial position with the Company and who is at the time of the offer or attempt employed or directly or indirectly engaged in an executive or managerial position with the Company or any other member of the Buyer’s Group; or

(ii)	procure or facilitate the making of any such offer or attempt by any other person; or
(d)	at any time during the Relevant Period use (in connection with a business other than a business of any member of the Buyer’s Group):
(i)	the word “Etesius”; or

(ii)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company (including without limitation the name “SpendGuardian”); or

(iii)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or
(e)	at any time the Relevant Period, solicit or entice away from the Company any supplier to the Company who had supplied goods and/or services to the Company at any time during the 12 months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company.
11.2	The “Relevant Period” for the purposes of this clause 11 (Restrictions on Sellers and Michael McVicar) means:
(a)	in the case of any action by any Management Seller, a period commencing on Completion and ending on the later of:
(i)	2 years after the date on which the relevant Management Seller ceases to be in the Buyer’s or a member of the Buyer’s Group’s employment; or

(ii)	18 months after the date on which the relevant Management Seller last receives confidential information of the Buyer provided for the purpose of determining any payment of Earn-Out Consideration; and
(b)	in the case of any action of any Paradigm Sellers, the period commencing on Completion and ending 2 years following the Completion Date.
11.3	The “Relevant Territories” for the purposes of this clause 11 (Restrictions on Sellers and Michael McVicar) means the State of Georgia in the United States, the United States, United Kingdom, the European Economic Area and the European Union.

11.4	The covenants in this clause 11 (Restrictions on Sellers and Michael McVicar) are intended for the benefit of the Buyer, the Company and the Buyer’s Group and apply to actions carried out by the Sellers in any capacity and whether directly or indirectly, on the Sellers’ own behalf, on behalf of any other person or jointly with any other person.

11.5	Nothing in this clause 11 (Restrictions on Sellers and Michael McVicar) prevents the Sellers or any of them from holding for investment purposes only:
(a)	any units of any authorised unit trust; or

(b)	not more than 3% of any class of shares or securities of any company traded on a recognised investment exchange.
11.6	Each of the covenants in this clause 11 (Restrictions on Sellers and Michael McVicar) is a separate undertaking by each Seller in relation to himself and his interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 11 (Restrictions on Sellers and Michael McVicar). Each of the covenants in this clause 11 (Restrictions on Sellers and Michael McVicar) is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

11.7	The consideration for the undertakings contained in this clause 11 (Restrictions on Sellers and Michael McVicar) is included in the Purchase Price.

12.	Tax Covenant

The Provisions of Schedule 6 (Tax Covenant) apply in this agreement.

13.	Confidentiality and Announcements

13.1	Each of the Warrantors severally undertakes to the Buyer to keep confidential the terms of this agreement and all information which they have acquired about the Company and the Buyer’s Group on or prior to the date of this agreement or subsequently acquire as a consequence of the provisions relating to the Earn-Out Consideration, and to use the information only for the purposes contemplated by this agreement.

13.2	The Buyer undertakes to each of the Warrantors to keep confidential the terms of this agreement and all information that it has acquired about that Warrantor and to use the information only for the purposes contemplated by this agreement.

13.3	Subject to clause 13.2, the Buyer does not have to keep confidential or restrict its use of information about the Company after Completion.

13.4	A party does not have to keep confidential or to restrict its use of:
(a)	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement; or

(b)	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.
13.5	Any party may disclose any information that it is otherwise required to keep confidential under this clause 13 (Confidentiality and Announcements):
(a)	to such professional advisers, consultants and employees or officers of its Group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)	with the written consent of all the other parties; or

(c)	to the extent it is information contained in an announcement in agreed form;

(d)	to the extent that the disclosure is required:
(i)	by law; or

(ii)	by a regulatory body, Taxation Authority or securities exchange; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(iv)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v)	to protect the disclosing party’s interest in any legal proceedings,

but the Warrantors and (in the case of sub-paragraphs (d) (iv) and (v) only) the Buyer shall use reasonable endeavours to consult the Buyer or the Paradigm Sellers’ Representative (as the case may be) and to take into account any reasonable requests it may have in relation to the disclosure before making it.

13.6	Each party shall supply any other party with any information about itself, its Group or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

14.	Further Assurance

The Warrantors shall (at their expense) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time reasonably require for the purpose of giving full effect to the transfer of the Sale Shares.

15.	Assignment

15.1	Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

15.2	Each party that has rights under this agreement is acting on its own behalf.

15.3	The Buyer may assign its rights under this agreement (or any document referred to in this agreement) but not its obligations to a member of its Group.

15.4	If there is an assignment:
(a)	the Warrantors may discharge their obligations under this agreement to the assignor until they receive notice of the assignment; and

(b)	the assignee may enforce this agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this agreement.
16.	Whole Agreement

16.1	This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover. In particular, the Buyer acknowledges that none of the Warrantors nor Alison McVicar makes any representation or promise or gives any warranty, assurance or undertaking to the Buyer or any member of the Buyer’s Group other than as expressly set out in this agreement.

16.2	Nothing in this clause 16 (Whole Agreement) operates to limit or exclude any liability for fraud.

17.	Variation and Waiver

17.1	Any variation of this agreement shall be in writing and signed by or on behalf of the parties.

17.2	Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

17.3	A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

17.4	No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

17.5	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

17.6	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

18.	Costs

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

19.	Notice

19.1	A notice given under this agreement:
(a)	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b)	shall be sent for the attention of the person, and to the address or fax number, specified in this clause 19 (Notice) (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this clause 19 (Notice)); and

(c)	shall be:
(i)	delivered personally; or

(ii)	sent by fax; or

(iii)	sent by pre-paid first-class post or recorded delivery; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.
19.2	Any notice to be given to or by all of the Management Sellers under this agreement is deemed to have been properly given if it is given to or by the Management Sellers’ representative (“Management Sellers’ Representative”) named in clause 19.4(a) (Notice). Any notice required to be given to or by some only of the Management Sellers shall be given to or by the Management Sellers concerned (and in the case of a notice to the Management Sellers) at their address as set out in Schedule 1 (Particulars of Sellers).

19.3	Any notice to be given to or by all of the Paradigm Sellers and Michael McVicar under this agreement is deemed to have been properly given if it is given to or by the Paradigm Sellers’ representative (“Paradigm Sellers’ Representative”) named in clause 19.4(b) (Notice). Any notice required to be given to or by some only of the Paradigm Sellers shall be given to or by the Paradigm Sellers concerned (and in the case of a notice to the Paradigm Sellers) at their address as set out in Schedule 1 (Particulars of Sellers).

19.4	The addresses for service of notice are:
(a)	the Management Sellers’ Representative
(i)	name: Sajid Ghani

(ii)	address: 3 Penylan Oval, Cyncoed, Cardiff, Wales CF23 6AU

(iii)	copy to: Alastair Wyper, Maclay Murray & Spens LLP

(iv)	address: 66 Queen’s Road, Aberdeen AB15 4YE

(v)	fax number: 01224 356 131
(b)	the Paradigm Sellers’ Representative
(i)	name: Michael McVicar

(ii)	address: Oaklands High Street, Whixley, York YO26 8AW

(iii)	fax number: 0871 431 0462

(iv)	copy to: Alastair Wyper, Maclay Murray & Spens LLP

(v)	address: 66 Queen’s Road, Aberdeen AB15 4YE

(vi)	fax number: 01224 356 131

(c)	the Buyer: PRGX UK Ltd
(i)	address: First Floor, 731 Capability Green, Luton, Bedfordshire LU1 3LU

(ii)	for the attention of Joseph Kelly with a copy to Victor A. Allums at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, USA.
19.5	A notice is deemed to have been received:
(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of pre-paid first class post or recorded delivery 2 days from the date of posting; or

(d)	in the case of airmail, 5 days from the date of posting; or

(e)	if deemed receipt under the previous paragraphs of this clause 19.5 (Notice) is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.
19.6	To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

20.	Interest on Late Payment

20.1	Where a sum is required to be paid under this agreement (other than under the Tax Covenant) but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

20.2	The rate of interest shall be 12% per annum above the base lending rate for the time being of The Royal Bank of Scotland plc. Interest shall accrue on a daily basis and be compounded quarterly.

20.3	This clause 20 (Interest on Late Payment) is without prejudice to any claim for interest under the law.

21.	Severance

21.1	If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

21.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

22.	Agreement Survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion and no party shall be entitled to terminate or rescind this agreement following Completion.

23.	Third Party Rights

23.1	This agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else save to the extent specifically provided for in this agreement.

23.2	Each of the parties represents to the others that their respective rights to agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this agreement.

24.	Successors

The rights and obligations of the Sellers and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

25.	Counterparts

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

26.	Language

If this agreement is translated into any language other than English, the English language text shall prevail.

27.	Governing Law and Jurisdiction

27.1	This agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of England.

27.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes and claims).
This agreement has been entered into on the date stated at the beginning of it.

Signed by SAJID GHANI	/s/ Sajid Ghani

Signed by CLIFFORD HERBERTSON	/s/ Michael McVicar, as Attorney

Signed by MATHEW HARROWING	/s/ Sajid Ghani, as Attorney

Signed by ALISON MCVICAR	/s/ Michael McVicar, as Attorney

Signed by MICHAEL MCVICAR	/s/ Michael McVicar

Signed by ANDREW MITCHELL	/s/ Andrew Mitchell

Signed by JOSEPH KELLY the duly
authorised attorney of PRGX UK LTD	/s/ Joseph Kelly